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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-4) and related prospectus of Coca-Cola FEMSA, S.A.B. de C.V. for the registration of US$ 500,000,000 4.625% Senior Notes Due 2020 and to the incorporation by reference therein of our reports dated June 10, 2010, with respect to the consolidated financial statements of Coca-Cola FEMSA, S.A.B. de C.V., and the effectiveness of internal control over financial reporting of Coca-Cola FEMSA, S.A.B. de C.V., included in its Annual Report on Form 20-F (File No. 001-12260), for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

                                                                                                Mancera, S.C.
A member practice of
Ernst & Young Global

/s/ Oscar Aguirre Hernandez

Oscar Aguirre Hernandez

Mexico City, Mexico
July 14, 2010